Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

V.I. Technologies, Inc. Receives Nasdaq Notice

Watertown, MA (May 14, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or the “Company”) announced today that it received a notice from Nasdaq on May 13, 2003, indicating that the Company has failed to comply with the $1.00 minimum bid price and with the $10 million minimum stockholders’ equity requirements for continued listing under Nasdaq’s Marketplace Rules 4450(a)(5) and 4450(a)(3), respectively. Accordingly, the Company’s common stock is subject to delisting from the Nasdaq National Market. The Company is committed to maintaining its listing on the Nasdaq National Market and intends to file a request for a hearing before the Nasdaq Qualifications Panel (the “Nasdaq Panel”) to appeal the staff determination. Vitex common stock will continue to be traded on the Nasdaq National Market until the Nasdaq Panel makes a final decision. A hearing with the Nasdaq Panel will likely occur within the next 45 days. There can be no assurance that the Nasdaq Panel will grant the Company’s request for continued listing.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation,

Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.